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                                                                   EXHIBIT 10.16

                                 March 11, 1999


                                LETTER OF INTENT


Team Communications Group, Inc.
12300 Wilshire Boulevard
Los Angeles, California  90024
Attention:  Drew Levin

        Re: PUBLIC OFFERING

Dear Mr. Levin:

        This letter agreement (this "Letter of Intent") sets forth our intentions with respect to a public offering (the "Public Offering"), on a "best efforts" basis, of shares of Common Stock of Team Communications Group, Inc. (the "Company") through an underwriting group, for which Value Management and Research, A.G. (the "Representative") will serve as coordinator of an underwriting to be underwritten through its affiliate VEM, A.G., or a third party of parties to be engaged by the Representatives with TEAM consulted on and our agreements with respect to certain matters thereto. The Representative will also act as the Company's exclusive agent for listing the Company's shares on the Neuer Markt of the Deutsche Borse ("Neuer Markt"). The parties hereto hereby agree as follows:

1. AMOUNT OF PUBLIC OFFERING: A minimum of Euros 5.5 million to 10.0 million to be offered on a "best-efforts" basis on the Neuer Markt..

2. PRE-OFFERING CAPITALIZATION: Our proposal is based on no more than 6.5 million shares of capital stock of the Company (including shares to be issued upon the exercise of outstanding options, warrants and convertible securities and debt) being outstanding immediately prior to the effective date of the offering.

3. THE OFFERING: The number of shares of Common Stock (the "Shares") to be sold in the Public Offering will be a function of the public offering price (the "Public Offering Price"), the exact amount of which is subject to market and other conditions at the time of the Public Offering and will be determined by the Company and the Representative at the time of the Public Offering. Such Public Offering Price may not be reflective of the trading price of the Company's common stock as reported on the Nasdaq Small Cap Market.

4.      COMPENSATION:


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        (a) The Representative shall receive seven percent (7%) of the aggregate
        Public Offering Price of the Shares sold in the Public Offering. In addition, the Company shall pay Century City Securities ("CCS") a finders fee of two percent (2%) of the aggregate Public Offering Price of the Shares. Also, the Company shall pay the Representative a non-accountable expense allowance equal to two percent (2%) of the aggregate Public Offering Price of the Shares sold in the Public Offering.

        (b) Upon execution of this Letter of Intent, the Company will pay the Representative the sum of $25,000 on account for expenses. Such sums shall be credited toward the non-accountable expense allowance referred to above, but shall not be refundable by the Representative to the Company under any circumstances.

5. REPRESENTATIVE'S WARRANTS: The Company shall sell the Representative at the closing of the Public Offering (the "Closing"), at a price of $0.001 per warrant, warrants (the "Representative's Warrants") to purchase up to ten percent (10%) of the Shares sold by the Company. The Representative's Warrants shall be exercisable for a period of three (3) years on the date of the consummation of the Public Offering and shall be exercisable at 110% of the Public Offering Price of the Shares.

        As soon as practicable following the Public Offering, the Company shall take all actions to cause the Representative's Warrants and the underlying Common Stock to be freely tradeable on the Neuer Markt.

6. CONSULTING AGREEMENT: The Company agrees to retain the Representative for a period of six (6) months after the offering at $5,000 per month, to continue the development of interest and sponsorship in the common shares of the Company; such amount shall be paid in advance at the consummation of the Public Offering.

7. EXPENSES: In addition to the Spread and the non-accountable expense allowance, and except as set forth below, the Company shall pay all costs and expenses incident to the purchase, sale and delivery of the Shares, including without limitation, all fees and expenses, including fees of the Representative's counsel in connection with the listing of the shares on the Neuer Markt in Germany; fees and disbursements of counsel and accountants for the Company; printing costs, including costs of printing the Prospectus, any amendments thereto, all underwriting documents, and a reasonable quantity of prospectuses as determined by the Representative; all road show costs and expenses; the cost of preparing bound volumes of the Public Offering documents for the Representative and its counsel. The Company shall also pay for the cost of any tombstone advertisements, and such other expenses for advertising undertaken at the Company's request, including


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        graphic slide costs. The Representative shall pay the fees and disbursements of its counsel.

8. CONDITIONS, REPRESENTATIONS AND COVENANTS: The Company represents, warrants and covenants that:

                Current Company management, as disclosed to us, will continue in place after the Public Offering for a reasonable period of time.

                The Company does not know of any facts which may adversely affect its earnings, prospects or business which have not been fully disclosed to the Representative.

                The Company shall cause at least 40% of the proceeds from the Public Offering to be expended on business activities in Europe as described in the Prospectus.

                A financial printing services acceptable to the Representative shall be used to print the Prospectus and underwriting and/or placement documents.

                There will be included in the Prospectus, audited financial statements of the Company for the three fiscal years preceding the effective date of the Prospectus (reported on by a national accounting firm reasonably acceptable to the Representative) and, current unaudited comparative interim financial statements. The financial statements will present fairly the financial condition of the Company and the results of its operations at the time and for the periods covered by such financial statements, and such statements will be substantially as heretofore represented to the Representative.

                The Company has prepared and delivered to the Representative its most recent financial statements and projections constituting its best estimate of revenues, earnings and cash flow and shall update such estimates on a monthly basis during the registration period.

                The Company shall have in place a reasonable amount of Director and Officer Liability Insurance (provided that such insurance can be obtained at a reasonable cost as determined by the Company and the Representative) from a responsible insurer, all satisfactory to the Representative, prior to the consummation of the Public Offering.

                The Representative shall have the right for such eighteen (18) month period to


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                designate an observer to the Board of Directors of the Company, which observer shall have the right to attend all Board and Board committee meetings.

                The Company will use its best efforts to have the Shares listed on the Neuer Markt concurrently with the consummation of the Public Offering.

                For a period of two (2) years after the closing of the Public Offering or until an offering occurs which the Representative declined, the Company shall notify the Representative in writing at least ten (10) days before the execution of an Agreement for a proposed public offering of any debt or equity securities (other than bank debt or similar financing) by the Company or by any of its majority owned or controlled subsidiaries (collectively referred to herein as the Company) or any of its stockholders owning at least five percent of the Company's Common Stock ("Principal Shareholders") so that the Representative or, at its option, a group of associated investment bankers, shall have the right of first refusal to effect the offering on terms as favorable as theretofore offered in writing by a reputable investment banker. If the Company receives an offer from a major bracket investment banker, the foregoing condition shall be considered satisfied if the Representative is included in the offering as a syndicate member and receives a reasonable retention. We agree to notify the Company if we intend to exercise the right of first refusal within ten (10) days of receipt by us of such notice from the Company. If the Representative fails to exercise the right of first refusal within the ten day period and the terms of the proposed subsequent financings thereafter are altered in any material respect, the Company shall again offer to the Representative the right of first refusal to effect subsequent financings upon such altered terms and the Representative shall have ten (10) days from the date of receipt to notify the Company of its acceptance.

                The Company represents to the Representative that except for CCS, no one is entitled, directly or indirectly, to compensation from the Company, for services as a finder in connection with the proposed Offering or any other transaction contemplated by this letter.

9. STATEMENT OF INTENT: It is understood that our undertaking to effectuate the proposed Public Offering on a "best-efforts" basis is subject to the Prospectus and the documentation related thereto, being reasonably satisfactory to the Representative and its counsel.

                The Representative intends to effect the Public Offering as soon as practicable after the Company has complied with all applicable statutes, laws, rules and


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                regulations and the terms of this Letter of Intent; provided, however, that the Representative reserves the right not to proceed with the Public Offering if, in its sole judgment, market conditions are unsuitable for such offering, or information comes to its attention relating to the Company, its management or its position in the industry, which could, in the Representative's sole judgment, preclude a successful offering of the Shares to the public.

                This Letter of Intent is only a statement of intent. If executed, it does not, either expressly or by implication, constitute a binding agreement by the Representative to undertake the financing outlined herein or an agreement to enter into an underwriting and/or placement agreement. Except with respect to the obligations of the Company to proceed with the underwriting outlined herein and the obligations set forth in Paragraphs 4(b), 6 and 11 hereof (which obligations of the Company are intended to be legally binding), any legal obligation between the Company and the Representative or the underwriters shall be only as set forth in a duly negotiated and executed underwriting and/or placement agreement which shall be in form and content satisfactory to the Representative.

10. CONDITIONS OF PERFORMANCE BY THE REPRESENTATIVE: Notwithstanding anything to the contrary hereinabove set forth, the performance of the obligations of the Representative as provided in this Letter of Intent is specifically subject to and conditioned upon the following:

                Successful completion of in depth investigative procedures to be conducted by the Representative in respect to the Company, its operations and general performance as well as its officers and directors (commonly referred to as "due diligence" procedures); and

                Results of the due diligence procedures employed by the Representative satisfactory to the Representative in its sole determination.

11. LEGALLY BINDING: In addition to the provisions of Paragraph 5, the Company and the Representative agree that the following provisions shall be legally binding on the Company:

                If,the Public Offering is not commenced for any reason whatsoever, then the Company shall (1) reimburse the Representative in full for its direct, out-of-pocket expenses, including without limitation, its legal fees and disbursements, but not to exceed an aggregate of $100,000, of which $25,000 will have been


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               paid to the Representative, (2) pay all listing fees and
               expenses, including Neuer Markt listing legal fees not to exceed an aggregate of $30,000.


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Team Communications Group, Inc.
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               If the foregoing correctly sets forth the understanding we have heretofore reached regarding the proposed Public Offering, please sign and return the enclosed copy of this Letter of Intent by March __, 1999. Your acceptance hereto also constitutes an agreement to keep this letter confidential and not to "shop" it with any other underwriters.

                                Very truly yours,

                                VALUE MANAGEMENT AND RESEARCH, A.G.

                                By: ______________________

                                    ______________________
                                    Managing Director


ACCEPTED AND AGREED TO
this 18th day of March, 1999

Team Communications Group, Inc.

By: ______________________
        Drew Levin
        Chairman & C.E.O.